Exhibit 99.1

Emerge Energy Services LP Closes Private Placement of Convertible Preferred Units

Southlake, Texas — August 16, 2016 — Emerge Energy Services LP (NYSE: EMES) (the “Partnership”) today announced that its private placement of $20.0 million of a new class of its limited partner interests (the “Series A Preferred Units”) to an institutional investor has closed. The Series A Preferred Units, which are initially convertible into approximately 1.97 million common units representing limited partner interests of the Partnership at the option of the holder or upon certain events, were issued together with warrants to purchase approximately 890,000 common units at an exercise price of $10.82 per common unit. The Partnership expects to use the net proceeds from the private placement to repay indebtedness or for general partnership purchases. J.P. Morgan Securities LLC served as sole placement agent in connection with the private placement.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells. Emerge Energy also processes transmix, distributes refined motor fuels, operates bulk motor fuel storage terminals, and provides complementary fuel services. Emerge Energy operates its sand segment through its subsidiary Superior Silica Sands LLC and its fuel segment through its subsidiaries Direct Fuels LLC and Allied Energy Company LLC.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy Services LP. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Partnership’s Annual Report on Form 10-K filed with the SEC. The risk factors and other factors noted in the Annual Report could cause actual results to differ materially from those contained in any forward-looking statement. Except as required by law, Emerge Energy Services LP does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Emerge Energy Services LP

Investor Relations

(817) 865-5830